EXHIBIT 10.1
MANAGEMENT AGREEMENT
AGREEMENT made as of the 6th day of January, 2015 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), MANAGED FUTURES PREMIER ENERGY FUND L.P. II, a New York limited partnership (the “Partnership”) and PAN CAPITAL MANAGEMENT, LP, a Texas limited partnership (the “Advisor” or “Pan”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including commodity futures and commodity option contracts on United States exchanges and certain foreign exchanges and swaps with the objective of achieving capital appreciation; and
WHEREAS, the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, effective January 1, 2015  (the “Limited Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and
WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and
WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.            DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys‑in‑fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in listed exchange traded natural gas futures and options on futures contracts.  The Advisor may also trade other commodity interests, including other commodity futures and options on futures contracts and spot, forward and swap contracts and other derivative contracts on behalf of the Partnership with the prior written approval of CMF.  All such trading on behalf of the Partnership shall be (i) in accordance with the trading strategies and trading policies set forth in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated as of March 31, 2014, as supplemented (the “Memorandum”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s Energy Trading

Program (the “Program”) as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b)            CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options on futures to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c)            The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Memorandum or Appendix A to be materially accurate.  Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account, which will be attached as Appendix B to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval.  The Advisor also agrees to provide CMF, upon CMF’s request, with a written report of the assets under the Advisor’s management together with a composite return prepared in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency)

to U.S. dollars no less frequently than monthly.  U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)            The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, directors, employees and partners, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and anything otherwise required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Paragraphs 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

(e)            The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Paragraph 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Paragraph 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)            CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(g)            The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Paragraph 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2.            INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.            COMPENSATION.  (a)  In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall (i) allocate to the Advisor a quarterly profit share allocation (a “Profit Share”) to its capital account in the Partnership equal to 20% of New Trading Profits (as such term is defined in the Limited Partnership Agreement) earned by the Advisor for the Partnership during each calendar quarter in the form of Units of Limited Partnership Interest (as such term is defined in the Limited Partnership Agreement) and (ii) pay the Advisor a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1.25% (1.25% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’s Net Assets allocated to the Advisor as of the last business day of each month by 1.25% and dividing the result thereof by 12).

(b)            “Net Assets” shall have the meaning set forth in Paragraph 7(d)(1) of the Limited Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees or administrative fees payable or Profit Share allocable as of the date of such determination.

(c)            Monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar month, the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than five successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(d)            The provisions of this Paragraph 3 shall survive the termination of this Agreement.

4.            RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a)  Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partners may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, directors, employees and partners shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)            If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC‑ or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)            It is acknowledged that the Advisor and/or its officers, directors, employees and partners presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)            The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5.            TERM.  (a) This Agreement shall continue in effect until December 31, 2015 (the “Initial Termination Date”).  If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein.  At any time during the term of this Agreement, CMF may terminate this Agreement upon 30 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 25% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Limited Partnership Agreement or the Memorandum as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) either Yan (Sean) Pan or Qiang (Ken) Fu dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)            The Advisor may terminate this Agreement by giving not less than 30 days’ written  notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after December 31, 2015; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c)            Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 or Paragraph 1(e) shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Paragraph 3 hereof.

6.            INDEMNIFICATION. (a) (i)  In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Paragraph 17 of the Limited Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)            Without limiting subparagraph (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii)            Any indemnification under subparagraph (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying, emailing or fax to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv)            In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.

(v)            As used in this Paragraph 6(a), the term “Advisor” shall include the Advisor, its affiliates, principals, officers, directors, employees and partners and the term “CMF” shall include the Partnership.

(b)            (i)  The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs, and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor

(except as otherwise provided in Paragraph 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii)            In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, employees and partners unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c)            In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)            None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e)            The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7.            REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)            The Advisor represents and warrants that:

(i)            All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading.  All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii)            The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.  The Advisor’s performance tables have been examined by an independent certified public accountant and the report thereon has been provided to CMF.  The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii)            The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iv)            The Advisor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has full limited partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v)            The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi)            This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii)            At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b)            CMF represents and warrants for itself and the Partnership that:

(i)            CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii)            The Partnership is a limited partnership duly organized and validly existing and in good standing under the laws of the State of New York and has full limited partnership power and authority to perform its obligations under this Agreement.

(iii)            CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iv)            This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(v)            CMF will not, by acting as the general partner to the Partnership, and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi)            CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vii)            The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii)            The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8.            COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a)             The Advisor agrees as follows:

(i)            In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)            The Advisor will promptly notify CMF of the commencement of any material investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, directors, employees and partners, agents or representatives, regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor will provide CMF, if permitted under applicable law, rule or regulation, with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities.

(iii)            In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv)            The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(v)            For so long as the Advisor or any of its principals or affiliates acts as advisor to the Partnership or any affiliate of the Partnership, any Management Fee and any Profit Share or incentive fee to be charged to such accounts shall be the lowest such fee or allocation charged to any account managed or advised by the Advisor other than (i) proprietary accounts of the Advisor, its principals and affiliates and (ii) any accounts opened prior to the date of this Agreement.

(vi)            Prior to January 1, 2016, the Advisor shall not directly or indirectly trade or invest the assets of any fund operated by a person or entity other than CMF or its affiliates without CMF’s prior written consent (by original, fax copy or email copy), it being understood that CMF does not intend to consent to the Advisor directly or indirectly trading or investing the assets of any fund operated by an affiliate of a large financial institution.  Notwithstanding the foregoing, the Advisor shall not need CMF’s prior written consent (A) to directly or indirectly trade or invest the assets of any fund operated by the Advisor, its principals and affiliates or (B) with respect to the investment by any person or entity in a fund operated by the Advisor or its affiliates.

(vii)            The Advisor shall maintain an investment in the Partnership of at least $100,000 for so long as it receives a Profit Share.

(b)            CMF agrees for itself and the Partnership that:

(i)            CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)            CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii)            CMF or the selling agents for the Partnership have  policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

9.            COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.            ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

11.            AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12.            NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or  in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
 Attention:  Patrick Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Pan Capital Management, LP
1330 Post Oak Blvd, Suite 1550
Houston, Texas 77056
Attention:  Sean Pan
Email:  sean.pan@pancapmgmt.com
with a copy to:
Akin Gump Strauss Hauer & Feld, LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201
Attention:  Bradley Pugh
Email:  bpugh@akingump.com
13.            GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.            ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15.            NO THIRD PARTY BENEFICIARIES.  There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Paragraph 6 hereof.

16.            COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.
CERES MANAGED FUTURES LLC
By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

MANAGED FUTURES PREMIER ENERGY FUND L.P. II
By:	Ceres Managed Futures LLC
(General Partner)
By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director
PAN CAPITAL MANAGEMENT, LP
By	/s/ Yan Pan
Yan (Sean) Pan
Managing Partner

APPENDIX A
Investment Objective
The Program’s primary objective is to produce absolute returns through active trading of the US energy markets, while offering investors an opportunity to diversify their overall portfolios.   The Program also strives to minimize the risk of capital loss.
The Advisor will trade listed exchanged traded futures and options on futures in the US natural gas market and, with the consent of CMF, other liquid US energy markets, including, but not limited to, electricity and crude oil.  With CMF’s consent the Advisor may also trade swaps on behalf of the Partnership.  The Advisor bases energy trading on fundamental analysis rather than market timing and seeks to structure trades with asymmetric risk return.
The Advisor firmly believes solid and thorough fundamental analysis, rigorous risk management and deep understanding of energy markets are required to achieve the Program’s investment objectives.
Investment Philosophy
Having been through cycles of energy markets, the principals of the Advisor believe the energy markets are efficient over the long term, but can be highly inefficient over the short and intermediate terms.  An energy asset’s trading value may diverge significantly from its fair value in the short and intermediate terms, but will converge to its fair value over the long term.  The Advisor believes that the patient and disciplined investor can achieve high absolute and risk-adjusted returns by exploiting these circumstances.
The Advisor relies on proprietary fundamental market balance models to identify market mispricing and trading opportunities.  The market balance models identify and quantify each key  pricing driver, such as production, transportation, consumption, storage and inventory.  The models are designed to enable the Advisor to have a systematic and detailed understanding of the supply and demand situation and trends of an energy asset.  More importantly, through thorough quantitative analysis, the models are designed to help to determine the fair value of the asset and thus allow the Advisor to identify the trading opportunities with a strong conviction and seek to achieve the Program’s investment objectives.
Risk management is an integrated part of the Investment Manager’s goal of identifying favorable risk/reward trading opportunities for the Program.  The Advisor will monitor risks of  all  positions and will attempt to prevent over-concentration of particular investment asset or strategy.
Investment Strategies
The Program’s investment strategies can generally be separated into three categories: relative value, directional and volatility.  The Advisor believes relative value trades are better served by solid fundamental analysis as mentioned above, while directional and volatility trades are necessarily complimentary and can provide additional returns.  However, the Advisor will adopt different strategies based on market conditions.

Relative value strategies seek to profit from the relative mispricing of related assets: for example, natural gas time spread, electricity to natural gas spark spread and heating oil to crude crack spread.  These strategies usually are highly quantitative and need thorough fundamental analysis and sometimes historical pricing study.  Relative value trades can generate returns independent of overall market movements and bearing less market risk.  Because the mispricing that these strategies exploit tend to be small in absolute terms, these strategies frequently take bigger positions than other strategies.
Directional strategies attempt to predict absolute price movements of the market.  Price forecasting will be based on fundamental analysis of the underlying assets, with the belief that the market will revert to the fair value of the assets.  These strategies are subject to the risk that the Advisor has incorrectly identified fair value or that the fair value is not reflected in the market within the time horizon of the strategy.
Volatility strategies try to take advantage of changes in price volatility, leveraged view on market directions and mispricing of tail events.  The strategies either may provide independent returns from price direction movement, or may enable the Advisor to initiate trades with limited risks, while having materially superior reward potential.

APPENDIX B